Exhibit 10.3
OCERA THERAPEUTICS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
As Amended and Restated
March 29, 2017
The purpose of this Non-Employee Director Compensation Policy, as amended and restated (this “Policy”), of Ocera Therapeutics, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber directors on the Company's Board of Directors (the “Board”) who are not employees or officers of the Company or its subsidiaries. This Policy will become effective as of the date this Policy is approved by the Board (the “Effective Date”).
In furtherance of this purpose, following the Effective Date, all non-employee Directors shall be paid cash compensation for services provided to the Company as set forth below.

Annual Amount
Annual Retainer for each Board Member:	$35,000
Additional Retainer for the Chairman of the Board:	$25,000
Additional Retainer for Lead Independent Director	$25,000
Audit Committee Chair:	$17,500
Other Audit Committee Members:	$7,500
Compensation Committee Chair:	$10,000
Other Compensation Committee Members:	$5,000
Nominating and Corporate Governance Committee Chair:	$8,000
Other Nominating and Corporate Governance Committee Members:	$4,000

Additionally, the non-employee Directors shall be eligible to receive the following equity grants under the Company’s equity incentive plans:
(a) Welcome Grants. Following the Effective Date, each person who is thereafter first appointed or first elected to the Board as a non-employee Director, is or will be eligible to receive a one-time grant of 20,000 restricted stock units (the “Welcome Grant”). Each non-employee Director who is first appointed or first elected to the Board after the Effective Date shall receive his or her Welcome Grant promptly following the date that he or she is so appointed or elected to the Board, upon Board approval thereof. All Welcome Grants shall vest, as to 25% of the restricted stock units, on the first anniversary date of the date of grant thereof with the balance of the restricted stock units vesting in equal monthly installments over the next

ACTIVE/85669382.4

succeeding three year period, provided, in all cases, that the non-employee Director is, as of such vesting date, then a director of the Company.
(b) Annual Grants. Annual grants of 12,500 restricted stock units (the “Annual Grants”) shall be made to non-employee Directors in addition to the Welcome Grants, which grants shall vest in equal monthly installments over one year, with the first tranche vesting on the one month anniversary of the date of the grant, provided, in all cases, that the non-employee Director is, as of each such vesting date, then a director of the Company.
(c) Exercise Period Upon Departure. If a recipient of an option grant or grants under this Policy (the “Optionee”) ceases to be a Director for any reason, any portion of a stock option granted pursuant to this Policy that is outstanding on such date may be exercised, to the extent exercisable on the date the Optionee ceased to be a Director, for a period of three (3) years from the date the Optionee ceased to be a Director or until the expiration date of the applicable option grants, if earlier.  Any portion of a stock option granted pursuant to this Policy that is not exercisable on the date the Optionee ceases to be a Director shall terminate immediately and be of no further force or effect.
The foregoing compensation will be in addition to reimbursement of all out-of-pocket expenses incurred by non-employee Directors in attending meetings of the Board.

2
ACTIVE/85669382.4